UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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VICAL INCORPORATED

(Exact name of Registrant as specified in its charter)

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Vical Incorporated, a Delaware corporation (the “Company” or “Vical”), filed its definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on July 12, 2019, as amended by Amendment No. 1 to the Proxy Statement, filed with the SEC on August 8, 2019, and Amendment No. 2 to the Proxy Statement, filed with the SEC on August 20, 2018, relating to the Agreement and Plan of Merger, dated as of June 2, 2019, by and among the Company, Brickell Biotech, Inc., a Delaware corporation (“Brickell”) and Victory Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Agreement”), pursuant to which Victory Subsidiary, Inc. will merge with and into Brickell, with Brickell surviving as a wholly owned subsidiary of the Company.

Capitalized terms used but not defined in this Amendment No. 3 (the “Amendment”) to the Proxy Statement have the meanings ascribed to them in the Proxy Statement. The information in the Proxy Statement is incorporated into this Amendment by reference to all applicable items in the Proxy Statement, except that such information is hereby amended and supplemented to the extent specifically provided herein. Except as specifically noted herein, the information set forth in the Proxy Statement remains unchanged. All page references are to pages in the Proxy Statement.

Explanatory Note

As previously disclosed in the Proxy Statement, between July 30 and August 12, 2019, four putative lawsuits (captioned Calice v. Vical Incorporated, et al., No. 19-cv-01437 (S.D. Cal. filed July 30, 2019), Sabatini v. Vical Incorporated, et al., No. 19-cv-01457 (D. Del. filed August 2, 2019), Jin v. Vical Incorporated, et al., No. 19-cv-07451 (S.D.N.Y. filed August 9, 2019), and Lanzet v. Vical Incorporated, et al., No. 19-cv-07528 (S.D.N.Y. filed August 12, 2019)) were filed in federal court against Vical and Vical’s board of directors related to the Merger.

While the Company believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the pending actions described above, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined voluntarily to supplement certain disclosures in the Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). These Supplemental Disclosures should be read in conjunction with the rest of the Proxy Statement, as amended, which we urge you to read in its entirety. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the various litigation matters that any additional disclosure was or is required or material.

Supplemental Disclosures to Proxy Statement

The fifth paragraph on Page 69 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“On February 25, 2019, Brickell submitted a preliminary non-binding indication of interest concerning a reverse merger transaction with Vical. The proposal reflected a 60% and 40% ownership split for Brickell and Vical stockholders in the post-closing company based on a $100 million pro forma valuation, a seven-member post-closing board of directors (with two Vical directors) and a minimum Vical net cash balance of $35 million at closing, and it also summarized the terms of a proposed concurrent financing with an affiliate of NovaQuest Capital Management (“NovaQuest”) for $25 million of nondilutive at-risk product financing and $5 million in equity. Brickell’s belief was that the funding from NovaQuest, along with Vical net cash, would provide sufficient financial resources, through the fourth quarter of 2020 to allow the combined company to focus on the development and potential commercialization of its sofpironium bromide program for the treatment of axillary hyperhidrosis. The proposal also contemplated a seven-member board of directors that would consist of two members from Vical’s existing board of directors for the post-closing company. The board tentatively selected Vijay Samant and Gary Lyons as the Vical designees (subject in Mr. Lyons’ case to him confirming his availability to take on such position); however, a formal determination would not be made until after the merger agreement was signed.”

The first sentence of the second to last full paragraph under the subsection “Background of the Merger” on page 74 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“On August 13 and August 14, 2019, the Vical board discussed the Brickell working capital deficiency.”

Subclause (iii) on page 81 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“(iii)

reviewed certain internal financial analyses prepared by and provided to us by the management of Vical relating to Vical’s liquidation value of $1.26 per share as of June 2019 and assuming a liquidation date of July 31, 2019, and Brickell’s business (the “Projections”), and utilized per instruction of Vical;”

The first paragraph under the subheading “Liquidation Analysis” on page 84 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“As noted above, at the direction of Vical’s management and with the Vical board of directors’ consent, MTS Securities assumed that the only material asset of Vical was its cash and that Vical does not currently, and does not intend in the future to, conduct any activity that may result in the generation of revenue. Accordingly, MTS Securities considered an appropriate measure of the implied equity value of Vical common stock to be the amount of cash available for distribution to Vical stockholders in an orderly liquidation of Vical. Based on information provided by Vical’s management (net cash of $43.0 million as of April 30, 2019; estimated employee-related wind-down costs of $3.6 million; estimated non-employee related wind-down costs of $1.0 million; estimated liquidation costs of $1.8 million; fully diluted shares outstanding using the treasury stock method of 29.0 million, which includes 6.2 million of prefunded warrants with an exercise price of $0.01; and an estimated liquidation date of July 31, 2019) MTS Securities calculated the per share equity value of Vical to be $1.26, as of July 31, 2019. The analysis assumed cash distributions net of known liabilities and, to be conservative, without retaining any funds in reserve for unknown or contingent liabilities. The analysis did not include a valuation of Vical’s intellectual property that is not directly responsible for enabling a clinical stage product as there is no generally accepted standard valuation methodology or common market value for such assets.”

The first paragraph under the subheading “Discounted Cash Flow Analysis” on page 85 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“MTS Securities reviewed and analyzed the unadjusted and adjusted Vical management’s Brickell projections, and the unlevered free cash flows (defined as probability of success adjusted operating income less income tax expense, less capital expenditures, plus depreciation and amortization, less changes in working capital; for detailed projections, please see the section titled “Certain Vical Management Unaudited Prospective Financial Information”) that Vical’s management expects Brickell will generate during the period beginning on August 15, 2019 and ending on December 31, 2034. To be conservative, the analysis did not include Brickell’s estimated NOL balance (which was $36.5 million federal and $30.9 million state as of December 31, 2018) at transaction closing and did not include a terminal value, either of which would have resulted in a higher value for Brickell than that implied by the analysis. The unlevered free cash flows (excluding NOLs) were then discounted to present values using a range of discount rates, reflecting calculated estimates of Brickell’s weighted average cost of capital (“WACC”), based upon MTS Securities’ analysis of the cost of capital for both of Brickell’s comparable company universes, as described in more detail under “The Merger—Opinion of MTS Securities, LLC—Brickell Valuation Analysis—Public Trading Comparable Companies Analysis” below.”

The first paragraph under the subheading “Public Trading Comparable Companies Analysis” on page 85 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“MTS Securities reviewed and compared the projected operating performance of Brickell with publicly available information concerning other publicly traded companies and reviewed the current market price of certain publicly traded securities of such other companies. MTS Securities utilized two sets of comparable companies: (i) selected mid to late stage 505(b)(2) and new chemical entity (“NCE”) dermatology companies, for which MTS did not use peak sales projections to derive valuation multiples; and (ii) specialty NCE development stage companies with Phase 2 data, for which MTS derived peak sales multiples based on un-adjusted peak sales consensus equity research estimates as of May 31, 2019 when available. The companies included in each set are as follows:”

The bullet point lists under the subheading “Public Trading Comparable Companies Analysis” beginning on page 85 of the Proxy Statement hereby are amended and restated in their entirety as follows:

“

Selected Mid to Late Stage 505(b)(2) and NCE Dermatology Companies:

Company	Enterprise Value (millions)
• Dermira, Inc.	$452
• Krystal Biotech, Inc.	$355
• Cassiopea S.p.A.	$426
• Biofrontera AG	$360
• Aclaris Therapeutics, Inc.	$96
• Trevi Therapeutics, Inc.	$106
• Verrica Pharmaceuticals Inc.	$100
• Menlo Therapeutics Inc.	$45
• Foamix Pharmaceuticals Ltd.	$52
• Novan, Inc.	$57
• Sienna Biopharmaceuticals, Inc.	$9

Selected Specialty NCE Development Stage Companies with Phase 2 data:

Company	Enterprise Value (millions)	EV/Peak Sales
• Aurinia Pharmaceuticals Inc.	$468	0.33x
• Resverlogix Corp.	$700	0.70x
• Milestone Pharmaceuticals Inc.	$380	N/A
• resTORbio, Inc.	$115	0.10x
• Minerva Neurosciences, Inc.	$125	0.28x
• Trevi Therapeutics	$106	N/A
• Menlo Therapeutics Inc.	$45	0.04x
• Quantum Genomics Société Anonyme	$95	0.12x
• Innovate Biopharmaceuticals, Inc.	$38	0.14x
• Sienna Biopharmaceuticals, Inc.	$9	0.19x

”

The last paragraph on page 86 that continues onto page 87 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“MTS Securities derived a low quartile and top quartile EV range, as well as a low quartile and top quartile multiple range for EV/Peak Sales for the comparable companies. MTS Securities applied the low quartile and top quartile ranges to the corresponding valuation metrics of Brickell to derive a range of equity valuations based upon each metric, EV and EV/Peak Sales, after adjusting for net debt, preferred stock and minority interest as appropriate. The EV/Peak Sales multiple range was applied to the 2028 estimate of sofpironium bromide U.S. unadjusted sales, which was $517 million. Of the companies used in this analysis, Menlo Therapeutics, Foamix Pharmaceuticals and Sienna Biopharmaceuticals were trading at depressed enterprise values due to negative clinical trial data; however, these companies were included in order to have a complete set of companies for the analysis.”

The first paragraph under the subheading “IPO Comparables Analysis” on page 87 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“MTS Securities also analyzed the pre- and post-money equity valuations and pre-money enterprise values of the specialty NCE development stage companies with Phase 2 data listed below, each of which had completed an initial public offering in 2017 or later. No projections were used to derive valuation multiples for such companies.”

The bullet point list under the subheading “IPO Comparables Analysis” on page 87 of the Proxy Statement hereby is amended and restated in its entirety as follows:

“

Company (Date of Initial Public Offering Completion)	Pre-Money Enterprise Value (millions)
• Milestone Pharmaceuticals Inc. (5/8/2019)	$217
• Trevi Therapeutics, Inc. (5/7/2019)	$112
• Urovant Sciences Ltd. (9/26/2018)	$299
• Adial Pharmaceuticals, Inc. (7/26/2018)	$26
• Verrica Pharmaceuticals Inc. (6/14/2018)	$283
• Menlo Therapeutics Inc. (1/24/2018)	$211
• Biohaven Pharmaceutical Holding Company Ltd. (5/3/2017)	$424
• ObsEva SA (1/25/2017)	$309

”

The third and fourth paragraphs under the heading “Miscellaneous” on page 89 of the Proxy Statement hereby are amended and restated in their entirety as follows:

“MTS Securities and its affiliates, as part of their investment banking services, are regularly engaged in the valuation of businesses (including those in the healthcare industry) and securities in connection with mergers and acquisitions, and for other purposes. As noted above, MTS acted as a financial advisor to Vical in connection with the Merger and participated in certain of the negotiations leading to the Merger Agreement. Vical selected MTS as its financial advisor because it is nationally recognized in the healthcare industry as having investment banking professionals with significant experience in healthcare investment banking and merger and acquisition transactions, including transactions similar to the Merger. Pursuant to an engagement letter agreement, dated as of July 16, 2018, between Vical and MTS, Vical engaged MTS to act as its financial advisor in connection with Vical’s consideration, evaluation and/or exploration of certain potential merger and acquisition transactions or similar transactions. As permitted by the terms of the engagement letter and pursuant to MTS’s internal policies, MTS Securities rather than MTS, delivered the MTS Opinion. As compensation for MTS Securities’ and its affiliates’ financial advisory services, Vical paid a non-refundable retainer fee of $100,000 and paid a fee of $300,000 to MTS Securities for rendering the MTS Opinion in connection with the Vical board of directors’ consideration of the proposed transaction with Brickell, which fee was not contingent upon the successful completion of the Merger or the conclusion reached within the MTS Opinion. Upon consummation of the Merger, Vical will be obligated to pay to MTS a transaction fee equal to approximately $2,000,000, of which up to $500,000 of such fee may be payable (at the discretion of the combined company) in shares of the combined company’s common stock based upon the closing price of Vical common stock on the day of the consummation of the Merger. A determination was subsequently made to pay such $500,000 fee amount in shares of the combined company’s common stock. All fees previously paid pursuant to the engagement letter by Vical are credited towards the cash portion of the transaction fee, including the fee paid by Vical upon delivery of the MTS Opinion. In addition, Vical agreed to reimburse MTS and its affiliates for their direct, reasonable and documented out-of-pocket expenses incurred in connection with any of the matters contemplated in the engagement letter. Vical also agreed to indemnify to MTS and each of its related parties against various liabilities in connection with their engagement.

During the two years preceding the date of the MTS Opinion, neither MTS Securities nor MTS has been engaged by, performed services for, or received any compensation from, Vical or Brickell (other than the engagements and any amounts that were paid under the engagement letter with Vical described above). Additionally, MTS Securities and MTS have never been engaged by, performed services for, or received any compensation from NovaQuest. MTS Securities, MTS and their affiliates may seek to provide investment banking and/or financial advisory services to Vical, Brickell and/or NovaQuest in the future and would expect to receive customary fees for the rendering of any such services.”

The subsection entitled “Litigation Related to Merger” on page 114 of the Proxy Statement hereby is amended and restated in its entirety with the following:

“Litigation Related To Merger.

Between July 30 and August 12, 2019, four putative lawsuits (captioned Calice v. Vical Incorporated, et al., No. 19-cv-1437 (S.D. Cal. filed July 30, 2019), Sabatini v. Vical Incorporated, et al., No. 19-cv-01457 (D. Del. filed August 2, 2019), Jin v. Vical Incorporated, et al., No. 19-cv-07451 (S.D.N.Y. filed August 9, 2019), and Lanzet v. Vical Incorporated, et al., No. 19-cv-07528 (S.D.N.Y. filed August 12, 2019)) were filed in federal court against Vical and the Vical board of directors related to the Merger. The lawsuits assert violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder against all defendants, and assert violations of Section 20(a) of the Exchange Act against the individual defendants. The plaintiffs contend that Vical’s Definitive Proxy Statement on Schedule 14A, filed on July 12, 2019, omitted or misrepresented material information regarding the Merger. The complaints seek injunctive relief, rescission, or rescissory damages and an award of plaintiffs’ costs, including attorneys’ fees and expenses.”

Cautionary Statement Regarding Forward-Looking Information

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Vical and Brickell; the outcome of any legal proceedings that may be instituted against Vical or Brickell; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or Vical stockholder approval or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Vical and Brickell do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the acquisition and integration of Brickell successfully; and other factors that may affect future results of Vical and Brickell. Additional factors that could cause results to differ materially from those described above can be found in Vical’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are on file with the SEC and in other documents Vical files with the SEC.

Important Additional Information

In connection with the proposed transaction between Vical and Brickell, Vical has filed with the SEC the Proxy Statement, as well as other relevant documents concerning the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Vical’s stockholders for their consideration. Before making any voting decision, stockholders of Vical are urged to read the Proxy Statement which is available at the SEC’s website (http://www.sec.gov), and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction.

Stockholders of Vical will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Brickell and Vical, without charge, at the SEC’s website (http://www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Vical Incorporated, 10390 Pacific Center Court, San Diego, CA 92121-4340, Attention: Vijay B. Samant; telephone: (858) 646-1100, or from Vical’s website, www.vical.com.